John T. McKenna T: +1 650 843 5059 jmckenna@cooley.com	EXHIBIT 5.1

November 26, 2013

Lipocine Inc.

675 Arapeen Drive

Salt Lake City, UT 84108

Ladies and Gentlemen:

We have acted as counsel to Lipocine Inc., a Delaware corporation (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, covering an underwritten public offering of up to 278,300 shares of common stock, par value $0.0001, including 36,300 shares of common stock that may be sold pursuant to the exercise of an over-allotment option (the “Shares”). The Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The contents of the Registration Statement on Form S-1, as amended (No. 333-192069) (the “Prior Registration Statement”), including the prospectus included therein (the “Prospectus”), are incorporated by reference in the Registration Statement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents (except the due authorization, execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the Delaware General Corporation Law. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We express no opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued as described in the Registration Statement and the related Prospectus will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna